AGREEMENT AND AMENDMENT

This Agreement and Amendment (this "Agreement") is entered into as of August 31, 2011, between Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (the "Company"), and WB QT, LLC, a Delaware limited liability company (the "Lender").

WHEREAS, the Company is indebted to the Lender under the following convertible notes (each, an "Original Convertible Note" and collectively, the "Original Convertible Notes"):

(i) Fourth Amended and Restated Convertible Promissory Note dated April 30, 2010 in the original principal amount of $4,588,924, as amended on July 8, 2010 and on January 3, 2011 ("Original Convertible Note I"),

(ii) Second Amended and Restated Convertible Note dated April 30, 2010 in the original principal amount of $4,248,595, as amended on July 8, 2010 and on January 3, 2011 ("Original Convertible Note II"), and

(iii) Second Amended and Restated Convertible Promissory Note dated April 30, 2010 in the original principal amount of $1,919,818, as amended on July 8, 2010 and on January 3, 2011 ("Original Convertible Note III"); and

WHEREAS, the Company is also indebted to the Lender under a Promissory Note dated November 24, 2009 in the original principal amount of $3,000,000, as amended on July 8, 2010 (the "Original Consent Fee Note"); and

WHEREAS, the Company has requested that the Lender agree to certain amendments to the Original Convertible Notes and the Original Consent Fee Note; and

WHEREAS, the Lender has agreed to make such amendments on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, and the respective agreements, warranties and covenants contained herein, the Company and the Lender hereby agree as follows:

    AMENDMENTs TO Convertible Notes

      (a) Section 2.1 of the Original Convertible Note I is amended in its entirety to read as follows:

      Section 2.1 Scheduled Payments.

      (a) The Company shall pay the Accreted Principal Amount or, if less, the outstanding principal amount of this Note, together with all accrued and unpaid interest on the principal amount being repaid, to the holder of this Note as follows:

Date of Payment	Amount of Payment
September 9, 2011	$853,171
October 31, 2011	All remaining Accreted Principal

      (b) In consideration for the agreement of the holder of this Note to the payment schedule set forth above, the Company shall issue to such holder, on August 31, 2011, 213,293 Common Shares, as defined below (the "Fee Shares"). On August 31, 2011, the Company shall provide the holder of this Note with a copy of an irrevocable instruction letter issued to its transfer agent for the issuance of the Fee Shares and, within two (2) business days thereafter, shall cause such transfer agent to credit the Fee Shares to a book entry account in the name of such holder maintained by the transfer agent.

      (b) Section 2.1 of the Original Convertible Note II is amended in its entirety to read as follows:

      Section 2.1 Scheduled Payments.

      (a) The Company shall pay the Accreted Principal Amount or, if less, the outstanding principal amount of this Note, together with all accrued and unpaid interest on the principal amount being repaid, to the holder of this Note as follows:

Date of Payment	Amount of Payment
September 9, 2011	$789,897
October 31, 2011	All remaining Accreted Principal

      (b) In consideration for the agreement of the holder of this Note to the payment schedule set forth above, the Company shall issue to such holder, on August 31, 2011, 197,474 Common Shares, as defined below (the "Fee Shares"). On August 31, 2011, the Company shall provide the holder of this Note with a copy of an irrevocable instruction letter issued to its transfer agent for the issuance of the Fee Shares and, within two (2) business days thereafter, shall cause such transfer agent to credit the Fee Shares to a book entry account in the name of such holder maintained by the transfer agent.

      (c) Section 2.1 of the Original Convertible Note III is amended in its entirety to read as follows:

      Section 2.1 Scheduled Payments.

      (a) The Company shall pay the Accreted Principal Amount or, if less, the outstanding principal amount of this Note, together with all accrued and unpaid interest on the principal amount being repaid, to the holder of this Note as follows:

Date of Payment	Amount of Payment
September 9, 2011	$356,932
October 31, 2011	All remaining Accreted Principal

      (b) In consideration for the agreement of the holder of this Note to the payment schedule set forth above, the Company shall issue to such holder, on August 31, 2011, 89,233 Common Shares, as defined below (the "Fee Shares"). On August 31, 2011, the Company shall provide the holder of this Note with a copy of an irrevocable instruction letter issued to its transfer agent for the issuance of the Fee Shares and, within two (2) business days thereafter, shall cause such transfer agent to credit the Fee Shares to a book entry account in the name of such holder maintained by the transfer agent.

      Section 5.6 of each Original Convertible Note is amended in its entirety to read as follows:

      Section 5.6 Impact of Event of Default on Holder's Conversion Rights.

      The holder of this Note expressly acknowledges that the Company has no obligation to settle all or any portion of the asserted or appraised value of the holder's conversion rights under the Note with cash, property, or other assets as a result of the occurrence of an Event of Default, including Events of Default that continue to exist; and further acknowledges that if said holder exercises its conversion rights, the issuance of unregistered shares of the Company's common stock to the holder, regardless of the nature of and/or characteristics of the common stock issued to the holder, will be considered to have fully settled the conversion rights exercised.

      Section 6.1(c) of each Convertible Note is deleted.

      The proviso at the end of Section 6.1(d) of each Original Convertible Note is amended in its entirety to read as follows:

      provided, however, that for purposes of this Section 6.1(d), the Company shall only deliver Common Shares to the converting holder if such Common Shares would not exceed the Beneficial Ownership Limitation.

      The first sentence of Section 6.2 of each Original Convertible Note is amended in its entirety to read as follows:

      The initial Conversion Price shall be equal to $9.80, provided that, on September 1, 2011, the Conversion Price shall be automatically adjusted to equal the closing sale price of the common stock of the Company on the Nasdaq Global Market on August 31, 2011.

      Article IX of each Original Convertible Note is amended by deleting the last proviso therein and adding the following to the end thereof:

      The Company may prepay this Note at any time, in whole or in part, without the consent of the holder of this Note. To exercise its option to make any such prepayment, the Company must give the holder of this Note written notice (the "Prepayment Notice") of such prepayment not less than 5 days prior to the date fixed for prepayment, specifying the principal amount of this Note to be prepaid and the date of the proposed prepayment, and thereupon such principal amount, together with all unpaid interest accrued thereon to the prepayment date, shall become due and payable on the date so fixed for prepayment.

      The Fee Shares referred to in the Original Convertible Notes, as amended by this Amendment (as so amended, the "Convertible Notes"), shall have a deemed value of $3.28 per share, which represents the closing sale price of a share of the Company's common stock, par value $.02 per share (the "Common Stock"), on August 30, 2011.

      Notwithstanding anything contained in this Agreement or the Convertible Notes to the contrary, the Company shall not issue, upon conversion of the Convertible Notes after the date of this Agreement, an aggregate number of shares of Common Stock which, when aggregated with any other shares of Common Stock issued to the Lender (or any affiliate of the Lender) after the date of this Agreement as Fee Shares under the Convertible Notes, upon conversion after the date of this Agreement of any of the Convertible Notes or in payment after the date of this Agreement of demand rights under the Consent Fee Note, would exceed 19.99% of the Company's issued and outstanding shares of Common Stock as of the date of this Agreement, if such issuance would be in violation of applicable Nasdaq Global Market rules. If, upon conversion of the Convertible Notes, any shares of Common Stock otherwise issuable to the Lender are not issued as a result of the foregoing limitation ("Excess Shares"), the Company will pay to the Lender, within five business days after the effective date of such conversion, cash in an amount equal to the product of (a) the number of Excess Shares, and (b) the lesser of (i) the volume weighted-average price of the Common Stock for the three consecutive trading days ending on the trading day immediately preceding the effective date of such conversion, and (ii) $4.50, which amount shall be adjusted in the same manner as provided in Sections 6.4 and 6.5 of the Convertible Notes for the Conversion Price (as defined therein); provided, however, that, in the event the Convertible Notes are converted by the Lender after the Lender's receipt of a Prepayment Notice (as defined in the Convertible Notes) but on or prior to the date fixed for prepayment in such Prepayment Notice, the foregoing cash settlement provision shall not apply to any Excess Shares attributable to the principal amount of the Convertible Notes to be prepaid as specified in such Prepayment Notice.

    AMENDMENTS TO cONSENT fEE nOTE

      The first and second sentences of the third paragraph of the Original Consent Fee Note are amended in their entirety to read as follows:

      Lender may make demand for payment of all or part of the principal amount due under this Note at any time (and from time to time) by providing the Company with written notice of the principal amount so demanded; provided, however, Lender may not make any payment demands prior to October 31, 2011 if the volume-weighted average price of the common stock of the Company for the VWAP Measurement Period (as defined below) is equal to or less than $2.00, which amount shall be adjusted in the same manner as provided below for the Cap (as defined below). The Company may call all or part of the principal due under this Note at any time (and from time to time) by providing Lender with written notice of the principal amount being called.

      The fourth paragraph of the Original Consent Fee Note is amended in its entirety to read as follows:

      When demand for payment is made by Lender or a call is made by the Company, then the "Actual Payment Amount" due with respect to such demand or call shall be the greater of (A) the principal amount so demanded or called and (B) that amount determined by multiplying the principal amount so demanded or called by .04 (the "Multiplier"), as adjusted, with that product then multiplied by the lesser of (x) the volume-weighted average price of the common stock of the Company for the three (3) consecutive trading days ending on the trading day immediately preceding the Demand Date (as defined below) or the Call Date (as defined below), as the case may be (the "VWAP Measurement Period") and (y) $50 (the "Cap"), as adjusted. With respect to the Multiplier and Cap, "as adjusted" means adjusted for stock dividends, stock splits, reverse stock splits, or any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, which in each case is effected in such a manner that holders of common shares are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for common shares. By way of example only, a 2-for-1 stock split would result in the Multiplier being adjusted to .08 and the Cap being adjusted to $25.

      The fifth paragraph of the Original Consent Fee Note is amended in its entirety to read as follows:

      The term Payment Date means that date which is: (A) three (3) business days following the Company's receipt of written demand from Lender for payment of all or part of the principal amount due under this Note (the date of receipt of such written demand being herein called the "Demand Date"), (B) two (2) business days following the Company's delivery to the Lender of written notice that it is calling all or part of the principal amount due under this Note (the date of delivery of such written notice being herein called the "Call Date"), or (C) the Maturity Date.

      The sixth paragraph of the Original Consent Fee Note is amended in its entirety to read as follows:

      The Company shall have the right in its sole discretion to pay any principal due under this Note using unregistered shares of its common stock; provided, however (A) if the Company calls all or part of the principal due under this Note, the principal so called shall be paid in full in cash and may not be paid in shares of the Company's common stock, and (B) to otherwise pay using shares of common stock, (i) the volume-weighted average share price of the common stock of the Company for the VWAP Measurement Period must be greater than $2.00, which amount shall be adjusted in the same manner as provided above for the Cap, and (ii) such shares must be listed on the Nasdaq Global Market. When making any payment using shares of common stock of the Company, the value of each such share of stock shall be determined based on the volume-weighted average price of such stock during the VWAP Measurement Period. The common stock used for payment will be "restricted securities" and shall be delivered to Lender on the Payment Date. Payments made in cash shall be made on the Payment Date. In the event the Lender demands payment in full of the principal amount due under this Note or the Company calls in full the principal due under this Note, the Company shall, on the Payment Date, also pay in cash all unpaid interest on this Note that has accrued to the Payment Date.

      Notwithstanding anything contained in this Agreement or the Consent Fee Note to the contrary, the Company shall not issue, in satisfaction of a payment demand made under the Consent Fee Note, an aggregate number of shares of Common Stock which, when aggregated with any other shares of Common Stock issued to the Lender (or any affiliate of the Lender) after the date of this Agreement as Fee Shares under the Convertible Notes, upon conversion after the date of this Agreement of any of the Convertible Notes or in payment after the date of this Agreement of prior demand rights under the Consent Fee Note, would exceed 19.99% of the Company's issued and outstanding shares of Common Stock as of the date of this Agreement, if such issuance would be in violation of applicable Nasdaq Global Market rules.

    Acknowledgements

    The Company hereby acknowledges, confirms and agrees that (a) each of the Original Convertible Notes and the Original Consent Fee Note is in full force and effect, (b) as of the date hereof, the Company is indebted to Lender in respect of principal of the Original Convertible Notes in the aggregate outstanding amount of $12,517,128 and in respect of principal of the Original Consent Fee Note in the outstanding amount of $2,750,000, (c) such principal, together with interest accrued or accruing thereon, and all fees, costs, expenses and other charges now or hereafter payable by the Company to the Lender pursuant to the terms of the Original Convertible Notes and the Original Consent Fee Note, are unconditionally owing by the Company to Lender, and (d) the Company has no right of offset, defense or counterclaim of any kind, nature or description whatsoever with respect to such obligations or any rights of the Lender under the Original Convertible Notes and the Original Consent Fee Note.

    REPRESENTATIONS, WARRANTIES and agreements

    4.1 The Company hereby represents, warrants and agrees as follows:

    (a) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, the Convertible Notes and the Original Consent Fee Note, as amended hereby (as so amended, the "Consent Fee Note"). The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations under this Agreement, the Convertible Notes and the Consent Fee Note, have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered to the Lender by the Company and is enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

    (b) The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations under this Agreement, the Convertible Notes and the Consent Fee Note, will not violate or conflict with the organizational documents of the Company or any requirement of law or contractual obligation of the Company and will not result in, or require, the creation or imposition of any lien on any of the properties or revenues of the Company.

    (c) The Fee Share and other shares of Common Stock issuable under the Convertible Notes and the Consent Fee Note (collectively, the "Transaction Shares") are duly authorized and, when issued in accordance with the terms of the Convertible Notes or the Consent Fee Note, as the case may be, will be duly and validly issued, fully paid and non-assessable, free from all taxes and liens with respect to the issue thereof.

    (d) The authorized and outstanding capital stock of the Company are as described on Schedule 4.1(d). Except as described on Schedule 4.1(d), (a) there are no outstanding warrants, options or other rights to acquire, or instruments (other than the Original Convertible Notes) convertible into or exchangeable for, any unissued shares of capital stock of the Company (such warrants, options, rights and convertible instruments being herein called "Derivative Securities"), and (b) there are no anti-dilution or price adjustment provisions contained in the terms governing any outstanding Derivative Securities that will be triggered by the execution and delivery of this Agreement or the issuance of any Transaction Shares. No stockholder of the Company or other person has any right of first refusal, preemptive right, right of participation or any similar right to participate in the acquisition of the Convertible Notes, the Consent Fee Note or any Transaction Shares (collectively, the "Transaction Securities").

    (e) The Company has not, at any time since the issuance of any Original Convertible Note or Original Consent Fee Note, subdivided (by share split, share dividend or otherwise) any outstanding shares of its Common Stock into a greater number of shares or combined (by reverse share split or otherwise) any outstanding shares of its Common Stock into a smaller number of shares, or effected any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction pursuant to which the holders of shares of Common Stock were or will be entitled to receive (either directly or upon subsequent liquidation), stock, securities or assets with respect to or in exchange for such shares of Common Stock, other than a 1-for-20 reverse stock split effected with respect to the Common Stock on February 8, 2011.

    (f) The Common Stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is listed on the Nasdaq Global Market (the "Principal Market"). The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting, for any reason, the Common Stock from the Principal Market. The Company is in compliance with all of the presently applicable requirements for continued listing of the Common Stock on the Principal Market.

    (g) No form of general solicitation or general advertising was used by the Company or any representative thereof in connection with the transactions contemplated by this Agreement. Assuming the accuracy of the Lender's representations in Section 4.2 below, no registration or qualification of the Transaction Securities pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws will be required as a result of the transactions contemplated by this Agreement other than the filing of a Form D. The Company will not, and will cause each person acting on its behalf not to, take any action (or fail to take any action) so as to require the registration of any Transaction Securities pursuant to the provisions of the Securities Act or any state securities laws, unless such Transaction Securities are so registered and qualified.

    4.2 The Lender hereby represents, warrants and agrees as follows:

    (a) Lender understands that the Transaction Securities have not been, nor will they be, registered under the Securities Act or any state securities laws by reason of their contemplated issuance in transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 506 promulgated under the Securities Act and applicable state securities laws, and that the reliance of the Company and others upon these exemptions is predicated in part upon this representation by Lender. Lender further understands that the Transaction Securities are "restricted" securities and may not be transferred or resold without (i) registration under the Securities Act and any applicable state securities laws, or (ii) an exemption from the requirements of the Securities Act and applicable state securities laws.

    (b) Lender acknowledges and agrees that the certificate(s) for the Transaction Shares shall contain the following legend unless and until such time as the Company receives (i) a representation that the Lender is not (and has not been at any time within the past 90 days) an affiliate of the Company, and (ii) a reasonably satisfactory opinion of counsel (from Lender's counsel) that the applicable one-year holding period under Rule 144 promulgated under the Securities Act for the Transaction Shares has been met, in which case there shall be no legend on the Transaction Shares:

    "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, AND APPLICABLE STATE SECURITIES LAWS, COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES OR (B) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION."

    (c) Lender represents that the Transaction Securities are being acquired for investment for Lender's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Lender has no present intention of selling, granting any participation in, or otherwise distributing the same. Lender further represents that it does not have any contract, undertaking, agreement or arrangement with any third-party to sell, transfer or grant participations to such third-party or to any third-person, with respect to the Transaction Securities.

    (d) Lender represents and warrants that (i) it is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect, (ii) it is experienced in evaluating and investing in securities of companies in the development stage and acknowledges that it is able to fend for itself, (iii) it can bear the economic risk of its investment, and (iv) it has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Transaction Securities.

    CONDITIONS TO EFFECTIVENESS OF THIS AGREEMENT

    This Agreement shall be and become effective as of the date hereof when, and only when, each of the following conditions shall have been satisfied:

        the Company shall have paid Faegre & Benson LLP, counsel to the Lender, all of its outstanding fees and expenses due under Section 7.2 hereof which have been invoiced on or prior to the date of this Agreement; and

        the Lender shall have received copies of the certificate of incorporation of the Company, the bylaws of the Company and resolutions of the board of directors of the Company authorizing this Agreement and the transactions contemplated hereby, each certified as of the date of this Agreement by the Company's corporate secretary or an assistant secretary as being in full force and effect without modification or amendment, and signature and incumbency certificates, dated as of the date of this Agreement, of the officers of the Company.

    Release.

    In consideration of the agreements of Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, on behalf of itself and its successors, assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Lender, and its successors and assigns, and its present and former members, affiliates, subsidiaries, divisions, predecessors, governors, managers, officers, attorneys, employees, agents and other representatives (Lender and all such other persons being hereinafter referred to collectively as the "Released Parties"), of and from all demands, actions, causes of action, suits, damages and any and all other claims, counterclaims, demands and liabilities whatsoever of every name and nature, known or unknown, both at law and in equity, that the Company or any of its successors, assigns or other legal representatives may now or hereafter own, hold, have or claim to have against the Released Parties or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which has arisen at any time on or prior to the date of this Agreement for or on account of, or in relation to, or in any way in connection with (a) this Agreement, the Convertible Notes, the Consent Fee Note or any transactions hereunder or thereunder or relating hereto or thereto, or (b) any other debt or equity investment of the Lender in the Company or any other financing arrangement between the Lender and the Company.

    MISCELLANEOUS

      Except as expressly modified pursuant hereto, no other changes or modifications to the Convertible Notes or the Consent Fee Note are intended or implied by this Agreement and in all other respects the Convertible Notes and the Consent Fee Note hereby are ratified and confirmed by each of the parties hereto.

      The Company agrees to pay all expense (including without limitation reasonable attorney's fees and disbursements) incurred by the Lender in connection with the negotiation, execution, delivery and enforcement of this Agreement; provided, however, that the Company shall not be obligated to pay more than $20,000 for attorney's fees incurred by the Lender in connection with the negotiation, execution and delivery of this Agreement.

      This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

      All representations, warranties, covenants and releases of the Company and the Lender made in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no investigation by the Lender shall affect such representations, warranties, covenants and releases of the Company or the right of the Lender to rely upon them.

      Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement.

      All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Minnesota, without regard to the principles of conflicts of law thereof. Each party hereto agrees that all legal proceedings concerning this Agreement or the interpretation, enforcement or defense hereof (whether brought against a party hereto or its respective affiliates, directors, governors, managers, officers, stockholders, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Minnesota. Each party hereby irrevocably submits to the exclusive jurisdiction of such courts for the adjudication of any dispute hereunder or in connection herewith (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding relating thereto, any claim that it is not personally subject to the jurisdiction of any such court or that any such court is an inconvenient venue for such proceeding.

      EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

      This Agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. Receipt by telecopy, facsimile or email transmission of any executed signature page to this Agreement shall constitute effective delivery of such signature page.

fb.us.7204160.04

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. By: /s/ Alan P. Niedzwiecki Name: Alan P. Niedzwiecki Title: Chief Executive Officer

WB QT, LLC By: /s/ Jonathan Wood Name: Jonathan Wood Title: Director

SCHEDULE 4.1(d)

Capitalization